Exhibit 23.1
KPMG LLP 345 Park Avenue New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 27, 2024, with respect to the consolidated financial statements of Ambac Financial Group, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP

New York, New York

August 1, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

  KPMG International Limited, a private English company limited by guarantee.